Exhibit 23(iii)
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inotera Memories, Inc.:

We consent to the use of our report dated March 1, 2007, with respect to the balance sheets of Inotera Memories, Inc. as of December 31, 2005 and 2006, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” herein.

/s/ KPMG Certified Public Accountants
Taipei, Taiwan (the Republic of China)
September 10, 2007